EXHIBIT A 10.7.1
DEFERRED COMPENSATION PLAN FOR OFFICERS AND DIRECTORS OF CENTRAL VERMONT PUBLIC SERVICE CORPORATION Amended And Restated August 4, 2008 With An Effective Date of January 1, 2005

TABLE OF CONTENTS
ARTICLE I	NAME, HISTORY AND PURPOSE OF PLAN	1
1.1	Name and History	1
1.2	Purpose	1
1.3	Trust	1
ARTICLE II	DEFINITIONS	2
2.1	Definitions	2
ARTICLE III	ELIGIBILITY AND PARTICIPATION	6
3.1	Eligibility	6
3.2	Commencement of Participation	6
3.3	Duration	6
ARTICLE IV	DEFERRAL ELECTION AGREEMENTS, INVESTMENT EARNINGS, ACCOUNTING	6
4.1	Deferral Election Agreement	6
4.2	Timing Requirements for Deferral Elections	7
4.3	Amount of Deferrals	7
4.4	Period for Which Deferral Election Agreement Applies	8
4.5	Changes in Deferral Election Agreement	8
4.6	Investment Credits	9
4.7	Payment Elections and Accounting	10
ARTICLE V	VESTING	11
5.1	Vesting of Accounts	11
ARTICLE VI	PLAN DISTRIBUTIONS	11
6.1	Time for Payment	11

6.2	Form of Payment/Payment Schedule	12
6.3	Discretionary Acceleration of Payments	13
6.4	Delay of Payments	15
6.5	Payment Upon Change in Control of Company	16
6.6	Tax Withholding	16
6.7	Valuation of Accounts for Distributions and Withdrawals	16
ARTICLE VII	ADMINISTRATION OF THE PLAN	16
7.1	Plan Administrator	16
7.2	Outside Services	17
7.3	Indemnification	17
7.4	Claims Procedure	17
7.5	Compliance with Section 409A	18
ARTICLE VIII	AMENDMENT AND TERMINATION	18
8.1	Amendment	18
8.2	Termination	19
ARTICLE IX	GRANDFATHERED ACCOUNTS	20
9.1	Maintenance of Grandfathered Accounts	20
9.2	Distributions	20
9.3	Construction	22
ARTICLE X	MISCELLANEOUS PROVISIONS	22
10.1	Source of Payments	22
10.2	No Warranties	22
10.3	Inalienability of Benefits	22
10.4	Expenses	23

10.5	No Right of Employment	23
10.6	Headings	23
10.7	Gender and Number	23
10.8	Construction	23
EXHIBIT A	Grandfathered Participants

ARTICLE I

NAME, HISTORY AND PURPOSE OF PLAN

1.1.
Name and History.  The name of this plan is the Deferred Compensation Plan for Officers and Directors of Central Vermont Public Service Corporation (the “Plan”). The Plan was originally established with an effective date of January 1, 2002, by Central Vermont Public Service Corporation. Following the enactment of Section 409A on October 22, 2004, the Plan was amended and restated on August 4, 2008, with an effective date of January 1, 2005, with the intention of bringing the Plan into compliance with the requirements of Section 409A.  Subsequently, the Internal Revenue Service and Department of Treasury issued substantive guidance regarding the application of Section 409A to nonqualified deferred compensation, and extended the period for amending nonqualified deferred compensation plans that were in existence at the time of enactment of Section 409A to December 31, 2008.  Accordingly, the Plan was amended and restated by the Board on August 4, 2008, with an effective date of January 1, 2005.

1.2.
Purpose.  The purpose of the Plan is to attract and retain key employees by providing each Participant with an opportunity to defer receipt of a portion of their base salary, bonus, and other specified compensation.  The purpose of amending and restating the Plan is to (i) comply with the final Treasury regulations issued under Section 409A, and (ii) provide for the payment of amounts deferred under the Plan prior to January 1, 2005, (including any investment earnings thereon) with respect to those Participants who are listed on Exhibit A (the “Grandfathered Participants”).  The Plan shall at all times be interpreted by the Plan Administrator in a manner that is consistent with Section 409A.

1.3.
Trust.  Company may set aside assets in a trust or other funding arrangement as it, or its delegate, deems appropriate to anticipate benefit liabilities accumulating under the Plan.  However, the assets of any such arrangement shall, at all times, be subject to the claims of Company’s creditors and no portion of any funds set apart for a Participant, pursuant to this Plan shall be the property of such Participant until distribution thereof has been made.  Further, the rights of a Participant shall be limited to those of a general, unsecured creditor of Company who has a claim equal to the value of the Participant’s Account. Benefits under this Plan will be payable from the general assets of Company, or from such other funding vehicle established for such purpose as described above, or both.

ARTICLE II

DEFINITIONS

2.1.	Definitions. The following terms have the meanings set forth below unless a different meaning is required by the context.

Account - means a bookkeeping account maintained by Company to record Company’s payment obligation to each Participant under the Plan.  Company may maintain a single Account to record the total of amounts deferred by a Participant and investment earnings credited hereunder to such deferrals and component Accounts to reflect benefits payable at different times and different forms pursuant to the terms of a Participant’s Deferral Election Agreement.  For example, a Participant may have one or more Specified Date Accounts as provided for under Section 4.7 and a Retirement/Termination Account.  Accounts are maintained strictly for accounting purposes and do not represent separate funding of the benefits under the Plan.  Accounts shall be maintained as part of the general assets of Company.

Affiliate - means all entities with whom Company would be considered a single employer under Code Sections 414(b) and 414(c), provided that in applying Code Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), “at least 50 percent” is used instead of “at least 80 percent” each place it appears in that regulation. Such term shall be interpreted in a manner consistent with the definition of “service recipient” contained in Section 409A.

Base Pay - means base salary for Officers and retainers and fees for Directors.

Beneficiary - means the person or persons designated by the Participant to receive benefits under the Plan in the event of the Participant’s death.  In the absence of an effective designation at the time of the Participant’s death, the Beneficiary shall be the surviving spouse or civil union partner of the Participant, or, if the Participant does not have a surviving spouse, his/her surviving children in equal shares, or, if he has no surviving children, his/her estate.

Board - means the Board of Directors of Central Vermont Public Service Corporation; however, it shall include unless specifically stated otherwise, a committee of the Board authorized to act for the Board with respect to this Plan.

Change in Control - means, in the case of each Participant under the Plan, the meaning provided for in the Change in Control Agreement, if any, between the Participant and Company.

Code - means the Internal Revenue Code of 1986, as amended from time to time.

Company - means Central Vermont Public Service Corporation and any Affiliate that adopts this Plan with Central Vermont Public Service Corporation’s approval.

Director - means a member of the Board of Directors of Central Vermont Public Service Corporation or the Board of Directors of any Affiliate that adopts this Plan with Central Vermont Public Service Corporation’s approval.

Disabled - means a Participant who is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or has been, by reason of any medically determinable physical of mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under Company’s accident and health plan covering its Employees.

Disability - means the condition of being Disabled.

Deferral Election Agreement - means the agreement between Company and the Participant, memorialized by the Participant’s completed deferral election form and described in Article IV.

Eligible Officer, Employee or Director - shall have the meaning provided for in Section 3.1.

Employee - means an individual employed by Company.

Entry Date - means January 1 of each Plan Year provided that the Eligible Officer, Employee or Director completes a Deferral Election Agreement within the time specified by the Plan Administrator for such Plan Year; however, in the case of a Newly Eligible Participant, “Entry Date” means the date when an Officer or Director first becomes eligible to participate in the Plan provided that such Officer, Employee or Director completes a Deferral Election Agreement within 30 days of becoming eligible to participate in the Plan.

ERISA - means the Employee Retirement Income Security Act of 1974, as amended from time to time.

Grandfathered Participant - Shall have the meaning provided for in Section 1.2.

Incentive Pay - means, with respect to Officers any Performance Share Awards and any incentive compensation payable pursuant to the Central Vermont Public Service Corporation Management Incentive Plan (or any other plan in which an Officer is or may become eligible to participate providing incentive compensation payable in cash or shares of Company stock to Participants determined on the basis of a specific performance goals and performance periods).

Newly Eligible Participant - means any Officer, Employee or Director who first becomes eligible to participate in the Plan after January 1 of any Plan Year.

Officer - means an Employee who holds one of the following job titles: (i) Assistant Vice President; (ii) Vice President; (iii) Senior Vice President; or (iv) President and/or Chief Executive Officer.

Participant - means an Officer, Employee or Director who meets the eligibility requirements of the Plan and elects to participate in the Plan or who has an Account under the Plan.

Payment Schedule - means the form in which payments from a Participant’s Account will be made, i.e. in a lump-sum or in installments as provided for in Section 6.2.  The Payment Schedule selected by Participant may vary as between a Participant’s Specified Date Account(s), if any, and his/her Retirement/Termination Account.

Performance Share Plan Awards - means an award pursuant to the Central Vermont Public Service Corporation Performance Share Incentive Plan or successor plan.

Plan - means this Deferred Compensation Plan for Officers and Directors of Central Vermont Public Service Corporation.

Plan Administrator - means the Plan Administrator appointed pursuant to Section 7.1.

Plan Year - means the calendar year.

Prime Rate - means the interest rate posted by a majority of the top twenty-five insured United States chartered banks as published in the Wall Street Journal.

Retirement/Termination Account - means an Account established by the Company to record the amount payable to a Participant due to his/her Separation from Service.

Section 409A - means Code Section 409A and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the Department of Treasury or the Internal Revenue Service.

Separation from Service - means a termination of employment with Company and its Affiliates in such a manner as to constitute a “separation from service” as defined under Section 409A.

Specified Date Account - means an Account established pursuant to Section 4.7 that will be paid (or that will commence to be paid) on the date specified, by Participant in his/her Deferral Election Agreement.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1.
Eligibility.  All Officers and Directors of Company are eligible to participate in the plan as well as any Employee who is (i) expressly selected by the Board, in its sole discretion, to participate in the Plan, and (ii) a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA shall be eligible to participate in the Plan (as the circumstances require, an “Eligible Officer”, “Eligible Employee” or “Eligible Director”).

3.2.	Commencement of Participation. An Eligible Officer, Employee or Director shall commence participation in the Plan effective as of his/her Entry Date.

3.3.
Duration.  A Participant shall be eligible to defer Base Pay and Incentive Pay, subject to the terms of the Plan, for as long as such Participant meets the eligibility requirements of the Plan.  A Participant’s entitlement to make such deferrals shall cease with respect to the Plan Year following the Plan Year in which Participant ceases to be eligible. Although such individual’s eligibility to continue to make deferrals may cease, he/she shall continue to be subject to all of the terms and conditions of the Plan for as long as he/she remains a Participant. An individual shall remain a Participant as long as his/her Account is greater than zero. An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he/she is entitled have been paid.

ARTICLE IV

DEFERRAL ELECTION AGREEMENTS, INVESTMENT EARNINGS, ACCOUNTING

4.1.
Deferral Election Agreement.  A Participant may elect to defer a portion of his/her Base Pay and/or Incentive Pay by entering into a Deferral Election Agreement with Company pursuant to the rules set forth in this Article IV.   Amounts deferred shall be credited to the Participant’s Account as soon as practicable after the date on which such Base Pay or Incentive Pay would have been paid or otherwise made available to the Participant but for the Participant’s deferral election.

4.2.           Timing Requirements for Deferral Elections.

(a)  General Timing Rule for Deferral Elections.  Except as provided in Section 4.2(b), Participants may only defer Base Pay or Incentive Pay by filing a Deferral Election Agreement on or before the date specified by the Plan Administrator but in no event later than December 31 immediately preceding the Plan Year in which the compensation that is subject of such Deferral Election Agreement will be earned.  A Deferral Election Agreement that is not timely filed shall be void and shall have no effect with respect to the Participant’s compensation.

(b) Newly Eligible Participant.  Upon attaining eligibility as provided for under Section 3.1, a Newly Eligible Participant shall have up to 30 calendar days from such eligibility date to submit a Deferral Election Agreement with respect to Base Pay and/or Incentive Pay to be earned during the balance of the Plan Year.  A Deferral Election Agreement that is filed after the 30-day period shall be void and have no effect on the Participant’s compensation.  With regard to Base Pay, a timely filed Deferral Election Agreement described in this Section 4.2(b) shall be effective with the first payroll period beginning after such 30th day.  With regard to any Incentive Pay, the Deferral Election Agreement shall only apply to the portion of the Incentive Pay that is equal to the total amount of the Incentive Pay earned multiplied by a fraction, the numerator of which is the number of calendar days beginning on the day immediately after the date that the Deferral Election Agreement becomes effective and ending on the last day of the performance period to which the Participant’s Incentive Pay is attributable, and the denominator of which is the total number of calendar days in such performance period.

4.3.           Amount of Deferrals.

(a)  From Incentive Pay.  An Eligible Officer or Employee may elect to defer up to 100% of his/her Incentive Pay as specified in his/her Deferral Election Agreement.

(b)  From Base Pay.  An Eligible Officer or Employee may elect to defer up to 25% of his/her Base Pay, as specified in his/her Deferral Election Agreement.  Directors may elect to defer up to 100% of their Base Pay.

4.4.
Period For Which Deferral Election Agreement Applies.  Except with respect to Performance Share Plan Awards or similar long-term incentive compensation plans, a Deferral Election Agreement for a Plan Year shall apply only with respect to that Plan Year.  Deferrals for a subsequent Plan Year shall be made only pursuant to a new Deferral Election Agreement that applies with respect to such subsequent Plan Year.  A Deferral Election Agreement made with respect to a Performance Share Plan Award (or similar long-term plan) shall remain in effect until the completion of the performance period to which such election was made; however, a separate Deferral Election Agreement may be made in each subsequent Plan Year for each new performance cycle.

4.5.           Changes in Deferral Election Agreement.

(a)  General Rule.  Except as provided in this Section 4.5, a Participant may not change the form or delay the distribution of the amount Participant previously elected to defer pursuant to Deferral Election Agreement after the beginning of the Plan Year to which the Agreement applies (a “Subsequent Payment Election”).

(b)  Subsequent Payment Elections.  A Subsequent Payment Election whether made under Section 4.5(c) or (d) may not take effect until at least 12 months after the date on which it is accepted by the Plan Administrator.  For this purpose, the installment form of payment shall be treated as a single payment rather than a series of payments.  Accordingly, a Subsequent Payment Election may not be made with respect to the installment form of payment during the 12-month period preceding the date on which the first installment is payable or after payments have commenced.  The Subsequent Payment Election most recently accepted by the Plan Administrator and that satisfies the requirements of this Section 4.5(b) shall govern the payout of the Account (or sub-accounts specified therein) notwithstanding any prior election to the contrary.

(c)  Retirement/Termination Account. A Participant may make a one-time election to change the form of payment of his/her Retirement/Termination Account to a form otherwise permitted under the Plan. If a Subsequent Payment Election is accepted by the Plan Administrator, then, except in the event of the death or Disability of the Participant, the payment of such Retirement/Termination Account shall be delayed until the 5th anniversary of the date that the Retirement/Termination Account would otherwise have been paid had such Subsequent Payment Election not been made (or, in the case of installment payments, on the 5th anniversary of the date the first installment payment was scheduled to be made).  In the event of Participant’s death or Disability, payment shall be made as provided for in Section 6.2(d).

(d)  Specified Date Account. A Participant may make one or more elections to (i) delay the payment date or (ii) change the form of payment of one or more Specified Date Account(s) to a time or form otherwise permitted under the Plan.  In the case of either (i) or (ii), the Subsequent Payment Election, must specify a new payment date that is at least 5 years after the previously scheduled payment date (or, in the case of installment payments, at least 5 years from the date the first installment payment was scheduled to be made).  However, in the event of the Participant’s death, Disability or Separation from Service prior to complete payment of his/her Specified Date Account, payment shall be made as provided for in Section 6.2.

4.6.           Investment Credits.

(a)  Optional Investments.  Except as provided in Section 4.6(b) and 4.6(d), a Participant shall have a choice of the following two investment options:

(i)  a fixed rate of return equal to the Prime Rate plus 1%; or

(ii)  the rate of return on Company common stock for the applicable year, including dividends credited to the Participant’s Account on the date dividends are paid to Company’s shareholders.  For this purpose, the rate of return on Company common stock shall be based its closing price at the end of the relevant measuring period and shall be calculated by the Plan Administrator.

All Accounts hereunder shall be credited with notional investment earnings on a quarterly basis and based on the investment option(s) selected by the Participant in his/her Deferral Election Agreement.  If the investment option described in Section 4.6(a)(i) applies, the Participant’s Account will be credited on the last business day of each quarter and the applicable interest rate will be based on the Prime Rate published on the last business day of the preceding quarter plus 1%.  The rate of return on the Company’s common stock is based on the closing price of the Company’s common stock at the end of the relevant measurement period and dividends.

(b)  Return Based on Performance of Company Stock.  Except as provided in Section 4.6(d), the investment option described in Section 4.6(a)(ii) shall apply at all times to deferrals resulting from an award of Company stock.

(c)  Change in Investment.  Except for the portion of a Participant’s Account that is attributable to deferrals resulting from the award of Company stock and Section 4.6(d), a Participant may annually change the investment option selection for his/her existing Account, as well as for future deferrals, by completing the appropriate section(s) of the Deferral Election Agreement.

(d)  Limitation on Investment.  Notwithstanding the foregoing, once installment payments commence with regard to a Specified Date Account or a Retirement/Termination Account, the balance of such Account or sub-account shall be deemed invested in the option described in Section 4.6(a)(i)(pertaining to a rate of return based on the Prime Rate).

4.7.           Payment Elections and Accounting.

(a)  Payment Elections.  By completing the appropriate section(s) of the Deferral Election Agreement, a Participant may establish a Retirement/Termination Account from which Participant would like to receive payment or begin receiving payments upon his/her retirement or termination of employment as provided for under Article VI.  Participant may also establish one or more Specified Date Accounts from which Participant would like to receive payment or begin receiving payments upon the occurrence of the specified date.  A Specified Date Account may be designated as an in-service account or post-retirement/termination account.  All Specified Date Accounts shall be subject to the following rules:

(i)  The minimum deferral period shall be two Plan Years following the conclusion of the Plan Year in which the compensation that is the subject of the deferral election is earned.  For this purpose, performance based compensation shall be deemed earned in the Plan Year that includes the final day of the performance period;

(ii)  A deferral election may allocate deferrals to one or more Specified Date Accounts; provided, however, a Participant may not have more than two Specified Date Accounts open at any time;

(iii)  A Specified Date Account must be designated as an in-service account or as a post-retirement/termination account;

(iv)  A Participant may not specify a Payment Schedule that provides for payment to commence later than the calendar quarter immediately following Participant’s attainment of age 75; and

(v)  Once a Participant establishes a Specified Date Account, the date on which payments are scheduled to commence and the form of those payments shall not be modified accept as provided for in Section 4.5.

(b)  Accounting.  The Plan Administrator shall maintain a separate Account (including sub-accounts) for each Participant to reflect the amounts deferred and credits made hereunder, and payments and expenses charged thereto.  Such accounting shall not be construed to segregate any assets of Company for payment of benefits hereunder.  The Plan Administrator shall provide each Participant with an annual statement of the value of his/her Account under the Plan.

ARTICLE V

VESTING

5.1.	Vesting of Accounts. Each Participant shall be one hundred percent (100%) vested at all times in the value of his/her Account.

ARTICLE VI

PLAN DISTRIBUTIONS

6.1.           Time for Payment.

(a)  Retirement/Termination Account.  Distributions from a Participant’s Retirement/Termination Account shall commence as soon as practical within the 60-day period beginning immediately after the earliest to occur of the following events and shall continue in accordance with the Payment Schedule selected for or required of such Account as provided for in Section 6.2:

(i) the 6-month anniversary of the Participant’s Separation from Service;

(ii) the Participant’s Disability; or

(iii) Participant’s death.

(b)  Specified Date Accounts.  Distributions from a Participant’s Specified Date Account shall commence as soon as practical within the 60-day period beginning immediately after the date specified in Participant’s Deferral Election Agreement and shall continue in accordance with the Payment Schedule selected for or required of such Account as provided for in Section 6.2.

6.2.           Form of Payment/Payment Schedule.

(a)  Retirement/Termination Account.  In his/her initial Deferral Election Agreement, a Participant must elect to receive his/her Retirement/Termination Account in the form of a lump sum or in annual installments over a period not exceeding 15 years.  Except as provided for in Section 6.3, Participant’s election as to the Payment Schedule shall apply to all future deferrals to Participant’s Retirement/Termination Account and shall be irrevocable.  If the installment form of payment is elected, the initial installment payment shall be made as soon as practical within the 60-day period beginning immediately after the 6-month anniversary of Participant’s Separation from Service.  Subsequent installment payments shall be made as soon as practical within the 60-day period beginning the annual anniversary of Participant’s Separation from Service.  The amount of each installment payment shall equal the Participant’s remaining balance in his/her Retirement/Termination Account on such anniversary date, divided by the remaining number of installment payments due.

(b)  Specified Date Accounts.  A Participant who establishes one or more Specified Date Accounts as provided for under Section 4.7 must elect to receive the balance of such Account in the form of a lump sum or in annual installments over a period not exceeding (i) 4 years in the case of an in-service account, or (ii) 15 years in the case of a post-retirement/termination account.  Once a Participant has selected the Payment Schedule applicable to a particular Specified Date Account, that election shall apply to all future deferrals allocated by Participant to such Specified Date Account and it may only be changed by the Participant as provided for in Section 4.5.  If the installment form of payment is elected, the initial installment payment shall be made as soon as practical within the 60-day period beginning immediately after (i) the date specified for the commencement of payments and (ii) each anniversary thereafter during the installment period.  The amount of each installment payment shall equal the Participant’s remaining balance in his/her Specified Date Account on such anniversary date, divided by the remaining number of installment payments due.

(c)  Medium of Payment.  All distributions shall be paid in cash, according to the terms of the Participant’s Deferral Election Agreement.

(d)  Payment Upon Death or Disability.  Notwithstanding Sections 6.2(a) or 6.2(b), upon Participant’s death,  Participant’s Account balance shall automatically be distributed in a lump sum payment to Participant’s Beneficiary within 60 days of Company obtaining notice of Participant’s death.  Similarly, in the event Participant is determined to be Disabled, Participant’s Account balance shall be distributed in a lump-sum payment to Participant within 60 days of the Disability determination.

(e)  In - Service Account and Intervening Separation from Service.  In the event of a Participant’s Separation from Service for reasons other than death or Disability prior to the commencement of payments from a Specified Date Account that is designated as an in-service account, the Payment Schedule for such Specified Date Account shall cease to apply and the balance of the Specified Date Account shall be distributed in a lump sum payment to Participant within 60 days of the 6-month anniversary of the Participant’s Separation from Service.  If the Separation from Service occurs after payments have commenced, the Payment Schedule for such in-service occurrences shall continue to apply.

6.3.
Discretionary Acceleration of Payments.  To the extent permitted by Code Section 409A, the Plan Administrator may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section.  The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.

(a)  Domestic Relations Orders. The Plan Administrator may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(b)  Conflicts of Interest. The Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any federal officer or employee in the executive branch to comply with an ethics agreement with the federal government. Additionally, the Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan the to the extent reasonably necessary to avoid the violation of an applicable federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his/her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c)  Employment Taxes. The Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a), and 3121(v)(2) where applicable, on compensation deferred under the Plan (the “FICA amount”). Additionally, the Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA amount, and the income tax withholding related to such FICA amount.

(d)  Limited Cash-Outs. The Plan Administrator may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided that the payment results in the termination and liquidation of the entirety of the Participant’s interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Code Section 409A.

(e)  Payment Upon Income Inclusion Under Section 409A. The Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Code Section 409A. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

(f)  Bona Fide Disputes as to a Right to a Payment. The Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and Company (or any entity which would be considered to be a single employer with Company under Code Sections 414(b) or Section 414(c)) of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount.

(g)  Plan Terminations and Liquidations. The Plan Administrator may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 8.2 hereof.

(h)  Other Events and Conditions. A payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.  Notwithstanding anything contained in this Section 6.3 to the contrary, in no event may a payment be accelerated under Sections 6.3(d), (e), (f), (g), or (h) following a Participant’s Separation from Service to a date that is prior to the 6 month anniversary of the Participant’s Separation from Service (or if earlier, upon the Participant’s death).  Except as otherwise specifically provided in this Plan, including but not limited to this Section 6.3 and Section 8.2 hereof, the Plan Administrator may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Code Section 409A.

6.4.
Delay of Payments.  To the extent permitted under Code Section 409A, the Plan Administrator may, in its sole discretion, delay payment under any of the following circumstances, provided that the Plan Administrator treats all payments to similarly situated Participants on a reasonably consistent basis:

(a)  Federal Securities Laws or Other Applicable Law. A Payment may be delayed where the Plan Administrator reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Plan Administrator reasonably anticipates that the making of the payment will not cause such violation. For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(b)  Other Events and Conditions. A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

6.5.
Payment Upon Change in Control of Company.  In the event of a Change in Control, a Participant shall receive the benefit, if any, as provided for in the Change in Control Agreement between the Participant and Company.

6.6.	Tax Withholding. Payments and deferrals hereunder shall be subject to tax withholding pursuant to applicable federal and state requirements.

6.7.
Valuation of Accounts for Distributions and Withdrawals.  In general, the value of a Participant’s Account as of the last day of the quarter preceding the distributions (adjusted for any subsequent debits or credits to the Account) shall be used to determine the amount of the distribution, provided that the Plan Administrator may adopt other methods consistent with the account process used to value Accounts.

ARTICLE VII

ADMINISTRATION OF THE PLAN

7.1.
Plan Administrator.  Company shall designate a Plan Administrator which shall be solely responsible for the operation and administration of the Plan.  The Plan Administrator shall have all powers necessary and appropriate to carry out its responsibilities in operating and administering the Plan including the power to determine eligibility for benefits hereunder and to interpret the Plan.  However, the Plan Administrator shall have no power to override the Plan’s provisions.  The Plan Administrator may, where necessary, prescribe rules for the equitable determination of any matter arising under the Plan that it, in its sole discretion, deems necessary or appropriate.  The Plan Administrator may delegate specific responsibilities to other persons as the Plan Administrator shall determine.

7.2.
Outside Services.  The Plan Administrator may engage counsel and such clerical, financial, investment, accounting, and other specialized services as the Plan Administrator may deem necessary or desirable to the operation and administration of the Plan.  The Plan Administrator shall be entitled to rely upon any opinions, reports, or other advice furnished by counsel or other specialists engaged for that purpose and, in so relying, shall be fully protected in any action, determination, or omission made in good faith.

7.3.
Indemnification.  Company shall indemnify the Plan Administrator against any and all claims, loss, damages, expenses (including reasonable counsel fees), and liability arising from any action, failure to act, or other conduct in the Plan Administrator’s official capacity, except when due to the Plan Administrator’s own gross negligence or willful misconduct.

7.4.
Claims Procedure.  If any application for a distribution or withdrawal under the Plan is denied, the Plan Administrator shall so notify the claimant within ninety (90) days after receipt of the application and shall afford such claimant a reasonable opportunity for a full and fair review of the decision denying his/her claim.  Notice of such denial shall set forth, in addition to the specific reasons for the denial, the following:

(i)  reference to pertinent provisions of the Plan;

(ii)  a description of any additional information or material necessary to perfect the claim and an explanation of why it is necessary; and

(iii)  an explanation of the claims review procedure including advising the claimant that he may request the opportunity to review pertinent Plan documents and submit a statement of issues and comments in writing.

Within 60 days following receipt of notice of denial of his/her claim, a claimant may request a review of such denial by the Plan Administrator.  The Plan Administrator shall take appropriate steps to review its decision in light of any further information or comments submitted by such claimant.  The Plan Administrator shall render a decision within 60 days after claimant’s request for review and shall advise claimant in writing of its decision on such review, specifying its reasons and identifying appropriate provisions of the Plan or of its own rules, which may include rules adopted pursuant to Section 7.1 hereof, including rules adopted to address any matters raised by the then claimant, whether as a matter of first impression or otherwise.

7.5.
Compliance with Section 409A.  It is intended that the payments and benefits provided under the Plan shall either be exempt from the application of, or comply with, the requirements of Section 409A. This Plan shall be construed, administered, and governed in a manner that effects such intent, and Company shall not knowingly take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under the Plan may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Participant. Although Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither Company, its directors, officers, employees or advisors shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Participant or other taxpayer as a result of his/her participation in the Plan.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1.
Amendment.  By action of the Board, Company reserves the right at any time and from time to time to amend any or all provisions of the Plan. In addition, the Plan Administrator shall have the right at any time and from time to time to amend the Plan to the extent that such amendments are administrative in nature, Plan at any time in its sole discretion to ensure that the Plan complies with the requirements of Section 409A or other applicable law. In no event shall any such action by the Board or the Plan Administrator reduce the amounts that have been credited to the Account(s) of any Participant prior to the date such action is taken without the consent of the Participant or Beneficiary.  No Board action or consent shall be necessary for the Plan Administrator to amend the Plan under the provisions of this Section 8.1.

8.2.
Termination.  The Plan is purely voluntary on the part of Company and Company reserves the right to terminate the Plan at any time.  In the event that the Plan is terminated, a Participant’s Account shall be distributed to the Participant or his/her Beneficiary on the dates on which the Participant or his/her Beneficiary would otherwise receive benefits hereunder without regard to the termination of the Plan. Notwithstanding the preceding sentence, and to the extent permitted under Section 409A, Company, by action taken by its Board, may terminate the Plan and accelerate the payment of the vested Account Balances subject to the following conditions:

(a)  Company’s Discretion. The termination does not occur “proximate to a downturn in the financial health” of Company (within the meaning of Treasury Regulation Section 1.409A-3(j)(4)(ix)), and all other deferred compensation arrangements required to be aggregated with the Plan under Section 409A are also terminated and liquidated.  In such event, the entire Account balance shall be paid at the time and pursuant to the schedule specified by the Plan Administrator, so long as all payments are required to be made no earlier than 12 months, and no later than 24 months, after the date the Board irrevocably approves the termination of the Plan.  Notwithstanding the foregoing, any payment that would otherwise be paid pursuant to the terms of the Plan prior to the 12-month anniversary of the date that the Board approves the termination of the Plan shall continue to be paid in accordance with the terms of the Plan. If the Plan is terminated pursuant to this Section 8.2(a), Company shall be prohibited from adopting a new plan or arrangement that would be aggregated with this Plan under Section 409A within 3 years following the date that the Board  irrevocably approves the termination and liquidation of the Plan.

(b)  Dissolution; Bankruptcy Court Order. The termination occurs within 12 months after a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A). In such event, the Account of each Participant shall be paid at the time and pursuant to the schedule specified by the Plan Administrator, so long as all payments are required to be made by the latest of: (A) the end of the calendar year in which the Plan termination occurs, (B) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (C) the first calendar year in which payment is administratively practicable.

Notwithstanding anything contained in this Section 8.2 to the contrary, in no event may a payment be accelerated following a Participant’s Separation from Service to a date that is prior to the first day of the seventh month following the Participant’s Separation from Service (or if earlier, upon the Participant’s death).  This Section 8.2 is intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j)(4)(ix) and shall be interpreted and administered accordingly.

ARTICLE IX

GRANDFATHERED ACCOUNTS

9.1.
Maintenance of Grandfathered Accounts.  Company shall maintain a separate sub-account known as a Grandfathered Account for each Grandfathered Participant listed on Exhibit A.  Each Grandfathered Account shall be maintained by Company until its balance is reduced to zero.  Unless inconsistent with or otherwise provided for in this Article 9, all provisions of the Plan shall be applicable to each Grandfathered Participant with respect to his/her Grandfathered Account.

9.2.	Distributions.

(a)  In General.  All distributions from the Grandfathered Accounts shall be made at the time and in the form provided for on the last election that was made by a Grandfathered Participant and provided to the Plan Administrator prior to October 22, 2004, with respect to compensation that was deferred by such Grandfathered Participant under the Plan prior to January 1, 2005, and which, with earnings thereon, now comprise his/her Grandfathered Account.  For clarity, the relevant election includes any election that was identified in the enrollment materials prior to October 22, 2004, as an “In-Service Account.”

(b)  Change in Election.  A Grandfathered Participant may change the form of payment previously elected to one that is provided for under Section 5.4(a) or (b)(pertaining to a lump sum or installment form of payment, respectively) of the Plan as in effect immediately before it was initially amended and restated with an effective date of January 1, 2005.  Such change in the form of payment may be made by a Grandfathered Participant at any time provided that (i) it is in writing, (ii) in a form acceptable to the Plan Administrator, and (iii) made at least 12 months prior to the date on which payment is otherwise scheduled to be made or begin.

(c)  Payment Upon Death or Disability.  In the event of a Participant’s death or Disability prior to the complete payment of his/her Grandfathered Account, the remaining balance of the Grandfathered Account shall be paid in a lump-sum as soon as administratively practical.

(d)  Payment Upon Change in Control of Employer.  The Plan Administrator may elect to pay out the Grandfathered Accounts hereunder in the form of an immediate lump-sum payment if it determines, in its sole discretion, that there has been a change in control of Company (or such change in control appears imminent) which has a reasonable probability of adversely affecting the rights of the Grandfathered Participants.

(e)  Distribution of Taxable Amounts.  In the event any Grandfathered Participant is determined to be subject to federal income tax on any amount credited to his/her Grandfathered Account prior to the time of payment hereunder, the entire amount, subject to applicable withholding, determined to be so taxable shall be paid by Company to such Grandfathered Participant.  Any amount to the credit of a Grandfathered  Account shall be determined to be subject to federal income tax upon the earlier of (i) determination by the Internal Revenue Service that amounts to the credit of a Grandfathered Account are subject to federal income tax which is not appealed; or (ii) a final determination by the United States Tax Court or any other Federal Court affirming any such determination by the Internal Revenue Service that amounts to the credit of a Participant's Account are subject to federal income tax.

(f)  Termination.  In the event the Plan is terminated as provided for in Section 8.2, the Plan Administrator may direct that the Grandfathered Accounts, including any Account balances that are being paid out in the form of installment payments, be paid out immediately in the form of a lump-sum cash payment or, in the case of the portion of the Account balance attributable to the Company’s stock, in the form of such stock.

9.3.
Construction.  Except to the extent that this Article IX specifically provides otherwise, the  provisions of the Plan shall be applicable to the maintenance of the Grandfathered Accounts, provided, however; such provisions of the Plan shall be construed in a manner that is consistent with the purpose of this Article IX which is to preserve as much flexibility as to the timing and form of payments afforded Grandfathered Participants with respect to their Grandfathered Accounts as is permissible under Section 409A.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1.
Source of Payments.  All payments hereunder to Participants and their Beneficiaries shall be paid from the general assets of Company.  Company shall not by virtue of any provisions of the Plan be deemed to be a trustee or other fiduciary of any property for any Participant or his/her Beneficiaries, and the liabilities of Company to a Participant or his/her Beneficiaries pursuant to the Plan shall be those of a debtor pursuant only to such contractual obligations as are created by the Plan.  No such obligation of Company shall be deemed to be secured by any pledge or other encumbrance on any property of Company.  To the extent that any Participant or his/her Beneficiaries acquire a right to receive a payment from Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of Company.

10.2.
No Warranties.  Neither the Plan Administrator nor Company warrants or represents in any way that the value of each Participant’s Account will increase and not decrease.  Each Participant (and his/her Beneficiary) assumes all risk in connection with any change in such value, which may include losses in value.

10.3.
Inalienability of Benefits.  Except as provided by law, no benefit under, or interest in, the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to do so shall be void.  Any such benefit or interest shall not in any manner be liable for, or subject to, garnishment, attachment, execution, or levy, or subject to the debts, contract liabilities, engagements, or torts of any Participant or his/her Beneficiaries.

10.4.
Expenses.  Company may pay all costs and expenses incurred in operating and administering the Plan, but Company reserves the right to charge Participants’ Accounts for any or all such costs and expenses.

10.5.
No Right of Employment.  Nothing contained herein, nor any action taken under the provisions hereof, shall be construed as giving any Officer the right to be retained in the employ of Company or any Director the right to continue in his/her capacity as a Director.

10.6.	Headings. The headings of the sections in the Plan are placed herein solely for convenience of reference, and, in all circumstances, the text of the Plan, rather than such heading, shall control.

10.7.	Gender and Number. Whenever used in the Plan, the masculine gender will include the feminine, and the singular will include the plural, unless the context clearly indicates otherwise.

10.8.	Construction. The Plan shall be construed, regulated, and administered in accordance with the laws of the State of Vermont and applicable federal laws.

IN WITNESS WHEREOF, Company has caused this instrument to be executed by its respective duly authorized Officer this 6th day of August, 2008.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
By:	/s/ Robert H. Young
Title:	President & Chief Executive Officer
Attest:
By: /s/ Dale A. Rocheleau Dale A. Rocheleau (Corporate Seal)

Exhibit A

Grandfathered Participants

Joan F. Gamble

Robert G. Clarke

Robert L. Barnett